EXHIBIT 3.3

Document processing fee

If document is filed on paper                $125.00

If document is filed electronically                $ 25.00

Fee & forms/cover sheets

Are subject to change.

To file electronically, access instructions

for this form/cover sheet and other

information or print copies of filed

documents, visit www.sos.state.co.us

and select Business Center.

Paper documents must be typewritten or machine printed.

Colorado Secretary of State Date and Time: 11/03/2009 01:55 PM ID Number: 20071089374
Articles of Amendment filed pursuant to Sec. 7-90-301, et seq. and 7-110-106 of the Colorado Revised Statutes

ID number:	20071089374

1. Entity name:	Your Way Holding Corp.

2. New Entity name: (if applicable)	Industry Concept Holdings, Inc.

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity trade name or trademark stated in this document, mark the applicable box.	__ “bank” or “trust” or any derivative thereof __ “credit union” ___ “savings and loan” __ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration

as amended is less than perpetual, state

the date on which the period of duration

expires:

OR

If the corporation’s period of duration as amended is perpetual, mark this box

____________________________ (mm/dd/yyyy) X

7. (Optional) Delayed effective date	_________________________ (mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statues.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of

State, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the Individual(s) causing the document to be delivered for filing

Telsey____________ Andrew____ I._____ ______

(Last) (First) (Middle) (Suffix)

12835 E. Arapahoe Road_________________________

(Street name and number or Post Office information)

Tower One, Penthouse #803______________________

Centennial______________ CO__ 80112__________

(City) (State) (Postal Zip Code)

_____________________ United States___________

(Province – if applicable) (Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ___ and include an attachment stating the name and address of such individual.

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.